Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated October 19, 2007

3YR NC 18MO Callable Float to Fixed Note
Final Terms and Conditions


Issuer:		Toyota Motor Credit Corporation

Issue Type:	US MTN

Principal Amount: USD 50,000,000 (may be increased prior to
Issue Date)

CUSIP:		89233PM37

Trade Date:	October 19, 2007

Issue Date:	October 30, 2007

Maturity Date:	October 30, 2010, subject to Issuer's Call
Option

Issue Price:	100.0%

Re-Offer Price:	100.0%

Interest Rate:
       First 18mo:	3mo USD LIBOR + 00 basis points, floored
at 0%
       Thereafter:	5.20%

Interest Reset Dates:	Quarterly on the 30th of each
October, January, April, and July commencing October 30,
2007, for the period commencing on such Interest Reset Date to but excluding the next succeeding Interest Payment Date

Libor Determination Dates: Two London Business Days prior to the related Interest Reset Date or, in the case of the initial Determination Date, two London Business Days prior to the Issue Date.

Interest Payment Dates:	Quarterly on each January 30, April
30, July 30, and October 30, commencing January 30, 2008 and ending on the Maturity Date, subject to Issuer's Call Option

Issuer's Call Option:	The Issuer has the right on every
Interest Payment Date commencing on April 30, 2009, provided that the Issuer gives 10 Calendar Days notice to the investor, to call the notes in whole, but not in part at par (par being 100.0%). All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter:	Lehman Brothers Inc.

Business Days	New York and London

Denomination:	US$ 10,000 by 1,000

Day Count:	30/360, Following Business Day, unadjusted

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission
(SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

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